SHANE DALY
Vice President and Associate General Counsel
(212) 314-3912
(212) 314-3959

[EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA -- AN FINANCIAL COMPANY LOGO]	LAW DEPARTMENT

December 17, 2020

Equitable Financial Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America (the “Company”) on Form S-1 Registration Statement of the Company for the purpose of registering interests in the Market Stabilizer Option® (“Interests”) under the Securities Act of 1933.

I have examined such corporate records of the Company and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. The Interests are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly